Exhibit 99.1
SISECAM RESOURCES LP

SISECAM RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2021 FINANCIAL RESULTS
Atlanta, Georgia March 14, 2022 -- Sisecam Resources LP (NYSE: SIRE) (“we,” “us, “our,” or the “Partnership”) today reported its financial and operating results for the fourth quarter ended December 31, 2021.
Fourth Quarter and Year Ended 2021 Financial Highlights:
•Net sales of $156.0 million increased 50.9% over the prior-year fourth quarter; year-end net sales of $540.1 million increased 37.7% over the prior-year.
•Soda ash volume produced and sold increased 1.6% and 25.6%, respectively, over the prior-year fourth quarter; year-end soda ash volume produced and sold increased 19.4% and 26.6%, respectively, over the prior-year. This increase was primarily attributable to the return of sales volumes to pre-COVID-19 pandemic levels. During the fourth quarter of 2020, the Partnership experienced a slight increase in sales volumes, production and pricing after the significant decline in the first half of the year primarily due to the COVID-19 and its variants (“the COVID-19’) pandemic. Fourth quarter 2020 production included building inventory for our year end exit from ANSAC, for which related international sales were recognized in the following quarter therefore a smaller variance compared to fourth quarter 2021 production versus sales for the same periods. Since the third quarter of 2021, the sales volume level returned to normalized pre-COVID-19 levels.
•Net income of $23.6 million increased $10.9 million over the prior-year fourth quarter; year-end net income of $51.4 million increased $24.5 million over the prior-year. This increase was primarily attributable to the operating income increase resulting from overall sales and production volume recovery to pre-COVID-19 levels with relatively consistent selling, general and administrative expenses in the quarter ended December 31, 2021 compared to the quarter ended December 31, 2020.
•Adjusted EBITDA of $32.4 million increased 48.6% over the prior-year fourth quarter; year-end Adjusted EBITDA of $88.5 million increased 43.7% over the prior-year. This increase is primarily attributable to the operating income increase.
•Earnings per unit of $0.56 for the quarter increased 86.7% over the prior-year fourth quarter of $0.30; year- end earnings per unit of $1.19 increased 105.2% over the prior-year. Net income attributable to the Partnership for the year ended December 31, 2021 was up due to significantly lower net income due to the COVID-19 pandemic.
•Net cash provided by operating activities of $25.9 million increased 1,026.1% over the prior-year fourth quarter; year-end net cash provided by operating activities of $54.2 million decreased 0.9% over the prior-year. The increase in net cash provided by operating activities in the fourth quarter is primarily due to the significantly better net income in the current fourth quarter than the same period in 2020. The slight decrease in net cash provided by operating activities for 2021 is primarily due to higher accounts receivables offset by improved net income during the year ended at December 31, 2021 compared to the same period of 2020 as a result of more direct international customers with longer repayment terms in 2021 compared to ANSAC in 2020.
•Working capital used by operating activities increased $28.0 million from $2.4 million during the year ended December 31, 2020 to $30.4 million during the year ended December 31, 2021. The increase was primarily due to higher accounts receivable balance at December 31, 2021 as a result of higher net sales for the three months ended December 31, 2021 compared to the same period ended December 31, 2020. It is partly offset by the higher balances of accounts payable and accrued expenses as of December 31, 2021.
•Distributable cash flow of $13.2 million increased 135.7% over the prior-year fourth quarter; year-end distributable cash flow of $29.0 million increased 70.6% over the prior-year.
•The distribution coverage ratio was 0.99 and N/A for the three months ended December 31, 2021 and 2020, respectively; and 1.43 and 2.50 for the years ended December 31, 2021 and 2020, respectively.

Oğuz Erkan, CEO, commented: “I want to first commend our team for another outstanding year of safe operations. We continued to add to our exemplary safety record in 2021, collecting multiple awards that included IMA-North America’s safest large mine. Moreover, we did a tremendous job navigating COVID-19 in 2021. An unwavering commitment to COVID-19 safety protocols allowed us to avoid operational disruptions and to maintain full production rates, with 2.7 million tons produced in 2021 increasing 19% from 2020.
In a year that began with a challenging market backdrop, we are excited to report a strong finish to 2021 and the start of a new strategic partnership. As previously announced, on December 21st our sponsor completed the sale of a controlling stake in Ciner Resources Corporation to the Sisecam Group, a Turkish manufacturing conglomerate with a long history of glass and chemical production, including 2.5 million tons of soda ash. As joint owners of Sisecam Resources LP’s (former Ciner Resources LP) general partner, Sisecam and Ciner bring together operational expertise and industry leadership to advance natural soda ash production, which is a more sustainable way of supplying the world’s growing demand for this critical resource. We are excited to be an integral part of Sisecam’s global presence and growth strategy and strengthen its operations with environmentally-friendly natural soda ash mined in Wyoming, home to the world’s largest trona deposits.
Turning to our financial performance, the theme was steady improvement in 2021. International pricing increases were moderated during the first half of the year due to a slower pace of reopening in many Asian economies that kept inventories elevated. However, in the second half of the year, demand resurgence led to tighter supply, driving substantial improvements in international pricing levels. The impact of this upward trend was especially pronounced in our average pricing for the fourth quarter, achieving a sequential 16% increase over the third quarter of 2021 and 41% increase year-over-year. By actively managing our export sales, we were well positioned to better capitalize on tightness in Asian markets in Q4 by reallocating some volumes at higher spot prices, which bolstered margins in the quarter. Directly managing international relationships and improved visibility into supply chains and end markets contributed to last year’s success. On the domestic side, consumption levels remained strong throughout the year, and, due to longer-tenured contracts, reflected more stable pricing levels than export.
The surge in export pricing translated into the best quarterly earnings since 2019. Record volumes of 743 thousand tons sold in Q4 2021 resulted in net sales of $156.0 million and net income of $23.6 million. Adjusted EBITDA of $32.4 million was the highest since Q3 2019 and was more than double the first quarter of 2021, again reflecting the continued improvement in soda ash markets throughout the year. Total global soda ash consumption in 2021 came in higher than 2019, demonstrating the strength of soda ash fundamentals and the resilient demand base that supports the long-term potential of our business.
We are also excited to pass along these profits to our unitholders in the form of a $0.65 per common unit distribution, the highest quarterly distribution on record.
We continue to reduce our leverage, which was below 1.5x at year-end, back to pre-pandemic levels as we achieve higher adjusted EBITDA and strong cash flows. We completed the refinancing of our credit facility late last year, in addition to closing a $29 million term loan secured by equipment installed for maintenance capex projects in 2021, which enabled us to end the year with high liquidity. Further, due to market tightness that persisted through the end of the fourth quarter, we are optimistic around supportive pricing levels and free cash flow in 2022; however, our Board of Directors will continue to evaluate distributable cash flow coverage and distributions on a quarter-by-quarter basis.
Lastly, I’d like to thank our employees for their commitment to our success in 2021 as well as to the ongoing vision for our growth, as we welcome in a new era for Sisecam Resources LP as a subsidiary of Sisecam Group. The partnership of Sisecam and Ciner reinforces the position of Sisecam Resources LP as an industry leader for the long-term production of natural soda ash.”

Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
(Dollars in millions, except per unit amounts)	2021	2020	% Change	2021	2020	% Change
Soda ash volume produced (millions of short tons)	0.697	0.686	1.6%	2.721	2.279	19.4%
Soda ash volume sold (millions of short tons)	0.743	0.592	25.6%	2.814	2.222	26.6%
Net sales	$156.0	$103.4	50.9%	$540.1	$392.2	37.7%
Net income	$23.6	$12.7	85.8%	$51.4	$26.9	91.1%
Net income attributable to Sisecam Resources LP	$11.7	$6.0	95.0%	$24.4	$11.7	108.5%
Earnings per Common Unit	$0.56	$0.30	86.7%	$1.19	$0.58	105.2%
Adjusted EBITDA(1)	$32.4	$21.8	48.6%	$88.5	$61.6	43.7%
Adjusted EBITDA attributable to Sisecam Resources LP(1)	$16.2	$10.6	52.8%	$43.9	$30.1	45.8%
Net cash provided by operating activities	$25.9	$2.3	1,026.1%	$54.2	$54.7	(0.9)%
Distributable cash flow attributable to Sisecam Resources LP(1)	$13.2	$5.6	135.7%	$29.0	$17.0	70.6%
Distribution coverage ratio (1)	0.99	N/A	N/A	1.43	2.50	(42.8)%
(1) See non-GAAP reconciliations
Three Months Ended December 31, 2021 compared to Three Months Ended December 31, 2020
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2021	2020
Domestic	$68.9	$55.7	23.7%
International	87.1	47.7	82.6%
Total net sales	$156.0	$103.4	50.9%
Sales volumes (thousands of short tons):
Domestic	319.0	264.7	20.5%
International	423.9	326.8	29.7%
Total soda ash volume sold	742.9	591.5	25.6%
Average sales price (per short ton):
Domestic	$215.99	$210.43	2.6%
International	$205.47	$145.96	40.8%
Average	$209.99	$174.81	20.1%
Percent of net sales:
Domestic sales	44.2%	53.9%	(18.0)%
International sales	55.8%	46.1%	21.0%
Total percent of net sales	100.0%	100.0%
Percent of soda ash volume sold:
Domestic volume	42.9%	44.8%	(4.2)%
International volume	57.1%	55.2%	3.4%
Total percent of soda ash volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 50.9% to $156.0 million for the three months ended December 31, 2021 from $103.4 million for the three months ended December 31, 2020, primarily driven by an increase in soda ash volumes sold of 25.6% due to continuing recovery of domestic and international demand from the significant negative impact from the COVID-19 pandemic. We operated at normal pre-COVID-19 production capacity in the three months ended December 31, 2021 compared to levels that were suppressed due to COVID-19 pandemic during the three months ended December 31, 2020. International average price was record high due to the higher ocean freight cost, which is one of the major components of the sales price, as a result of higher demand in the global market.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased to $125.8 million for the three months ended December 31, 2021 compared to $84.2 million for the three months ended December 31, 2020, primarily due to higher sales volumes. The increase in cost of products sold is also due to supplier cost inflation as well as significant increase in ocean freight rates primarily from the very high demand in the global supply chain. The increases from 2020 to 2021 are partially attributable to an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold. In addition, the natural gas prices and other raw material prices were higher in the three months ended December 31, 2021 than the three months ended December 31, 2020.
Net income. As a result of the foregoing, net income increased by 85.8% to $23.6 million for the three months ended December 31, 2021, compared to $12.7 million for the three months ended December 31, 2020.

Year Ended December 31, 2021 compared to Year Ended December 31, 2020
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Year Ended December 31,		Percent Increase/(Decrease)
Net sales (Dollars in millions, except average sales price):	2021	2020
Domestic	$276.8	$208.8	32.6%
International	263.3	183.4	43.6%
Total net sales	$540.1	$392.2	37.7%
Sales volumes (thousands of short tons):
Domestic	1,300.6	940.9	38.2%
International	1,512.9	1,281.0	18.1%
Total soda ash volume sold	2,813.5	2,221.9	26.6%
Average sales price (per short ton):
Domestic	$212.82	$221.92	(4.1)%
International	$174.04	$143.17	21.6%
Average	$191.97	$176.52	8.8%
Percent of net sales:
Domestic sales	51.2%	53.2%	(3.8)%
International sales	48.8%	46.8%	4.3%
Total percent of net sales	100.0%	100.0%
Percent of soda ash volume sold:
Domestic volume	46.2%	42.3%	9.2%
International volume	53.8%	57.7%	(6.8)%
Total percent of soda ash volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 37.7% to $540.1 million for the twelve months ended December 31, 2021 from $392.2 million for the year ended December 31, 2020, primarily driven by an increase in soda ash volumes sold of 26.6% and an increase in average sales price per short ton of 8.8% primarily due to continuing recovery of domestic and international demand from the significant negative impact from the COVID-19 pandemic. We operated at normal production capacity in the year ended December 31, 2021. Domestic average price was lower than the prior year same period due to customer mix, factoring in the overall volume growth as well as lower annual market prices which were set during the slow economy in late 2020 affected by the COVID-19 pandemic. Sales prices, particularly when considering the impact of rising logistics costs, in the year ended December 31, 2021 had not fully recovered to pre-COVID-19 pandemic levels. Increase in net sales and cost of product sold from 2020 to 2021 is also impacted by an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, increased by 36.1% to $460.1 million for the year ended December 31, 2021 from $338.1 million for the year ended December 31, 2020, primarily due to significant increases in overall soda ash sales volumes. The increase in cost of products sold is also due to supplier cost inflation as well as significant increases in ocean freight rates primarily from the high demand in the global supply chain as well as price increases in natural gas. In addition, the increases from 2020 to 2021 are also attributable to an increase in non-ANSAC international sales which include ocean freight in both net sales and cost of product sold.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 8.3% to $23.5 million for the year ended December 31, 2021, compared to $21.7 million for the year ended December 31, 2020. The increase was primarily due to developing our internal international sales, marketing, and logistics infrastructure while additionally incurring an incremental fixed rate cost per ton on sales to ANSAC in 2021.
Operating income. Operating income increased by 74.4% to $56.5 million for the year ended December 31, 2021, compared to $32.4 million for the year ended December 31, 2020. The increase is primarily due to the sales volume improvement to the pre-COVID pandemic level, the international sales price improvement to the pre-COVID pandemic level, and the domestic sales price slow recovery toward the pre-COVID pandemic level. Despite the sales recovery from the negative impact of the COVID-19 pandemic, the operating income has not yet recovered to the pre-pandemic level as supply chain costs have increased at a much faster pace than sales.
Net income. As a result of the foregoing, net income increased by 91.1% to $51.4 million for the year ended December 31, 2021, compared to $26.9 million for the year ended December 31, 2020.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2021	2020	2021	2020
Capital Expenditures
Maintenance	$6.2	$6.2	$27.0	$22.9
Expansion	0.2	0.2	0.8	14.5
Total	$6.4	$6.4	$27.8	$37.4
Operating and Other Data:
Ore grade(1)	86.5%	85.7%	86.3%	86.6%
Ore to ash ratio(2)	1.54: 1.0	1.56: 1.0	1.56: 1.0	1.60: 1.0
(1) Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the year ended December 31, 2021, capital expenditures decreased $9.6 million compared to the year ended December 31, 2020. The decrease was primarily due to the COVID-19 pandemic during which we tried to maintain sound financial liquidity by postponing capital expenditures for expansion. The decrease was also attributable to the completion of our new co-generation facility, which became operational in March 2020.

FINANCIAL POSITION AND LIQUIDITY
As of December 31, 2021, we had cash and cash equivalents of $2.7 million. In addition, as of December 31, 2021, we had approximately $155.0 million ($225.0 million, less $70.0 million outstanding) of remaining capacity under our Sisecam Wyoming Credit Facility. As of December 31, 2021, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Sisecam Wyoming Credit Facility was 1.36: 1.0 and 18.06: 1.0, respectively. As of December 31, 2021, our balance under the Sisecam Wyoming Equipment Financing Arrangement was $53.6 million.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows
Operating Activities
Cash provided by operating activities decreased to $54.2 million during the year ended December 31, 2021 compared to $54.7 million of cash provided during the year ended December 31, 2020, primarily as a result of the following:
•an increase of 91.1% of net income of $51.4 million during the year ended December 31, 2021, compared to $26.9 million during the year ended December 31, 2020, and
•an increase of $28.0 million in working capital used by operating activities from $2.4 million during the year ended December 31, 2020 to $30.4 million year ended December 31, 2021. The increase was primarily due to higher accounts receivable balance at December 31, 2021 as a result of higher net sales for the three months ended December 31, 2021 compared to the same period ended December 31, 2020. It is partly offset by the higher balances of accounts payable and accrued expenses as of December 31, 2021.
Investing Activities
We used cash flows of $24.9 million in investing activities during the year ended December 31, 2021, compared to $42.2 million used the year ended December 31, 2020, primarily related to capital projects as described in “Capital Expenditures” above.
Financing Activities
Cash used in financing activities was $27.1 million during the year ended December 31, 2021, compared to $26.9 million used for the year ended December 31, 2020. Higher repayments than borrowings on debt offset by lower distributions for the year ended December 31, 2021 compared to December 31, 2020 resulted in slightly more cash used in financing activities during the year ended December 31, 2021.
Quarterly Distribution
On January 27, 2022, the Partnership declared its fourth quarter 2021 quarterly distribution. On February 18, 2022, we paid a quarterly cash distribution of $0.650 per limited partner unit to unitholders of record on February 7, 2022. The total distribution paid was $13.4 million with $12.9 million paid to our limited partners and $0.3 million and $0.3 million paid to our general partner for its general partner interests and incentive distribution rights, respectively.
Change in Control Transaction
On December 21, 2021, Sisecam Chemicals USA Inc. ("Sisecam USA") acquired 60% of the units in Sisecam Chemicals Resources LLC (formerly known as Ciner Resources Corporation) (“Sisecam Chemicals”) from Ciner Enterprises Inc.. Sisecam Chemicals owns 100% of the interests in Sisecam Chemicals Wyoming LLC (formerly known as Ciner Wyoming Holding Co.) (“SCW LLC”), which in turn owns approximately 74% of the common units in the Partnership and 100% of the General Partner (collectively such transactions, the “CoC Transaction”). As a result of the closing of the CoC Transaction, Sisecam USA has an indirect controlling interest in the Partnership and the general partner. As a part of the CoC Transaction, Ciner Resources LP was renamed Sisecam Resources LP and Ciner Wyoming LLC was renamed Sisecam Wyoming LLC (“Sisecam Wyoming”).
Green River Expansion Project
In connection with the CoC Transaction, management is evaluating whether and when to pursue a potential new Green River Expansion Project that, we believe, could increase production levels up to approximately 3.5 million short tons of soda ash per year or up to approximately 134% of the last five-year average of soda ash produced per year. We have conducted the initial basic design and secured certain related permits and are currently evaluating the detailed cost and market analysis pursuant to the basic design. If we proceed with this project, it will require capital expenditures materially higher than have been recently incurred by Sisecam Wyoming. The timing of the new Green River Expansion Project as well as any other expansion capital expenditures may also be impacted by the Partnership’s financial results including further negative volatility caused by the ongoing COVID-19 pandemic, including resurgences or subsequent variants of the virus.
COVID-19
COVID-19, including the Omicron variant, continues to cause certain disruptions to the economy throughout the world, including the United States and markets to which our products have historically been exported. There have been extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, many vaccine mandate policies, quarantines, “stay-at-home” orders, and similar mandates for many individuals to restrict daily activities and for many businesses to curtail or cease normal operations. Vaccines for COVID-19 become widely available globally and individuals over five years old are eligible for the vaccine in the U.S.
Our Response to COVID-19
We continue to closely monitor the impact of the COVID-19 pandemic and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network, and cash flows. As COVID-19 vaccines become broadly available, we have encouraged employees to get vaccinated. We continue to use guidance from local health organizations, including the Centers for Disease Control and Prevention, to make decisions about our return to the workplace policies. Our focus has been the safety of our teams and this will continue to be our priority as we use data to address the COVID-19 pandemic. We continue to actively monitor and adhere to applicable local, state, federal, and international governmental guideline actions to better ensure the safety of our employees.
The Impact of COVID-19
As the impact of COVID-19 evolved, we saw continued recovery in both domestic and international business in 2021. The soda ash volume sold in the first, second, third, and fourth quarters for 2021 increased 21.7%, decreased 9.7%, increased 7.8%, and increased 6.0%, respectively, compared to the immediately preceding quarter. The decline in the soda ash volume sold in the second quarter of 2021 compared to the first quarter of 2021 is primarily due to the first quarter of 2021 including significant international sales volumes associated with the initial impact of selling directly to international customers as part of our December 31, 2020 ANSAC exit. The production volumes in 2021 are at pre-COVID-19 pandemic levels, which we consider to be production levels prior to the second quarter 2020. The sales volumes in the second half of 2021 are at pre-COVID-19 pandemic levels. Sales volumes for the twelve months ended December 31, 2021 and 2020 were 2.8 million short tons and 2.2 million short tons, respectively.
For the year ended December 31, 2021 and 2020, we have incurred $1.8 million and $2.4 million, respectively, in costs directly related to COVID-19 primarily in the form of costs related to employee safety and retention and additional inventory storage and logistics costs.

ABOUT SISECAM RESOURCES LP
Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Sisecam Resources LP owns a controlling interest comprised of a 51% membership interest in Sisecam Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Sisecam Wyoming.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, the impact of our exit from ANSAC effective as of December 31, 2020 and our change of control effective December 21, 2021, and our ability to maintain or increase our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the resurgence or subsequent variants and the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, and any additional subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per unit data)	2021	2020	2021	2020
Net sales:
Sales—affiliates	$—	$47.7	$—	$177.9
Sales—others	156.0	55.7	540.1	214.3
Net sales	$156.0	$103.4	$540.1	$392.2
Operating costs and expenses:
Cost of products sold (excludes depreciation, depletion and amortization expense set forth separately below)	118.0	76.2	428.5	309.3
Depreciation, depletion and amortization expense	7.8	8.0	31.6	28.8
Selling, general and administrative expenses—affiliates	4.2	4.5	17.2	17.5
Selling, general and administrative expenses—others	1.4	0.7	6.3	4.2
Total operating costs and expenses	131.4	89.4	483.6	359.8
Operating income	24.6	14.0	56.5	32.4
Other income (expenses):
Interest income	—	—	—	0.1
Interest expense	(0.9)	(1.3)	(5.0)	(5.3)
Other, net	(0.1)	—	(0.1)	(0.3)
Total other expense, net	(1.0)	(1.3)	(5.1)	(5.5)
Net income	$23.6	$12.7	$51.4	$26.9
Net income attributable to non-controlling interest	11.9	6.7	27.0	15.2
Net income attributable to Sisecam Resources LP	$11.7	$6.0	$24.4	$11.7
Other comprehensive loss:
Income/(loss) on derivative financial instruments	(9.3)	0.3	5.9	5.9
Comprehensive income	14.3	13.0	57.3	32.8
Comprehensive income attributable to non-controlling interest	7.4	6.9	29.9	18.1
Comprehensive income attributable to Sisecam Resources LP	$6.9	$6.1	$27.4	$14.7

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.56	$0.30	$1.19	$0.58
Net income per limited partner unit (diluted)	$0.56	$0.30	$1.19	$0.58

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.7	19.8	19.7
Weighted average limited partner units outstanding (diluted)	19.8	19.8	19.8	19.8

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	December 31, 2021	December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$2.7	$0.5
Accounts receivable—affiliates	49.3	86.5
Accounts receivable, net	116.9	40.6
Inventory	30.1	33.5
Other current assets	9.0	4.1
Total current assets	208.0	165.2
Property, plant and equipment, net	304.2	307.4
Other non-current assets	31.1	25.4
Total assets	$543.3	$498.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.6	$3.0
Accounts payable	21.9	16.4
Due to affiliates	2.3	2.9
Accrued expenses	41.0	33.6
Total current liabilities	73.8	55.9
Long-term debt	115.0	128.1
Other non-current liabilities	9.8	8.7
Total liabilities	198.6	192.7

Equity:
Common unitholders - Public and SCW LLC (19.8 and 19.8 units issued and outstanding at December 31, 2021 and 2020)	187.4	170.0
General partner unitholders - Sisecam Resource Partners LLC (0.4 units issued and outstanding at December 31, 2021 and 2020)	4.6	4.2
Accumulated other comprehensive loss	3.0	—
Partners’ capital attributable to Sisecam Resources LP	195.0	174.2
Non-controlling interest	149.7	131.1
Total equity	344.7	305.3
Total liabilities and partners’ equity	$543.3	$498.0

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In millions)	2021	2020

Cash flows from operating activities:
Net income	$51.4	$26.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	32.2	29.2
Equity-based compensation expense	0.5	0.7
Other non-cash items	0.5	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable, net	(34.3)	(4.6)
Accounts receivable - affiliates	(4.7)	8.5
Inventory	0.3	(9.8)
Other current and other non-current assets	(1.8)	(0.5)
Increase/(decrease) in:
Accounts payable	5.0	2.2
Due to affiliates	(0.5)	(0.1)
Accrued expenses and other liabilities	5.6	1.9
Net cash provided by operating activities	54.2	54.7
Cash flows from investing activities:
Capital expenditures	(25.7)	(42.2)
Insurance proceeds	0.8	—
Net cash used in investing activities	(24.9)	(42.2)
Cash flows from financing activities:
Borrowings on Revolving Credit Facilities	84.5	212.5
Borrowings on Equipment Financing Arrangements	29.0	30.0
Repayments on Revolving Credit Facilities	(118.0)	(238.5)
Repayments on Equipment Financing Arrangements	(3.0)	(2.2)
Debt issuance costs	(1.4)	(0.6)
Common units surrendered for taxes	(0.1)	(0.2)
Distributions to common unitholders	(6.7)	(13.4)
Distributions to general partner	(0.1)	(0.3)
Distributions to non-controlling interest	(11.3)	(14.2)
Net cash used in financing activities	(27.1)	(26.9)
Net increase/(decrease) in cash and cash equivalents	2.2	(14.4)
Cash and cash equivalents at beginning of period	0.5	14.9
Cash and cash equivalents at end of period	$2.7	$0.5
Supplemental disclosure of cash flow information:
Interest paid during the period	$4.6	$5.1
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$4.1	$2.0

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Sisecam Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s operating performance and liquidity. Adjusted EBITDA may provide an operating performance comparison to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods. Adjusted EBITDA may also be used to assess the Partnership’s liquidity including such things as the ability of our assets to generate sufficient cash flows to make distributions to our unitholders and our ability to incur and service debt and fund capital expenditures.
Distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s liquidity, including:
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders and
•our ability to incur and service debt and fund capital expenditures.
We believe that the presentation of Adjusted EBITDA provides useful information to our investors in assessing our financial conditions, results of operations and liquidity. Distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our liquidity. The GAAP measures most directly comparable to Adjusted EBITDA is net income and net cash provided by operating activities. The GAAP measure most directly comparable to distributable cash flow and distribution coverage ratio is net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per unit data)	2021	2020	2021	2020
Reconciliation of Net income to Adjusted EBITDA:
Net income	$23.6	$12.7	$51.4	$26.9
Add backs:
Depreciation, depletion and amortization expense	7.8	8.0	31.6	28.8
Interest expense, net	0.9	1.3	5.0	5.2
Equity-based compensation expense, net of forfeitures	0.1	(0.2)	0.5	0.7
Adjusted EBITDA	$32.4	$21.8	$88.5	$61.6
Less: Adjusted EBITDA attributable to non-controlling interest	16.2	11.2	44.6	31.5
Adjusted EBITDA attributable to Sisecam Resources LP	$16.2	$10.6	$43.9	$30.1

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Sisecam Resources LP:
Adjusted EBITDA attributable to Sisecam Resources LP	$16.2	$10.6	$43.9	$30.1
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.5	0.7	2.3	1.4
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	2.5	4.3	12.6	11.7
Distributable cash flow attributable to Sisecam Resources LP	$13.2	$5.6	$29.0	$17.0

Cash distribution declared per unit	$0.650	$—	$0.990	$0.340
Total distributions to limited partner unitholders and general partner	$13.4	$—	$20.3	$6.8
Distribution coverage ratio (a)	0.99	N/A	1.43	2.50

Reconciliation of Net cash from operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$25.9	$2.3	$54.2	$54.7
Add/(less):
Amortization of long-term loan financing	(0.2)	(0.3)	(0.6)	(0.4)
Net change in working capital	6.0	18.6	30.4	2.4
Interest expense, net	0.9	1.3	5.0	5.2
Other non-cash items	(0.2)	(0.1)	(0.5)	(0.3)
Adjusted EBITDA	$32.4	$21.8	$88.5	$61.6
Less: Adjusted EBITDA attributable to non-controlling interest	16.2	11.2	44.6	31.5
Adjusted EBITDA attributable to Sisecam Resources LP	$16.2	$10.6	$43.9	$30.1
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.5	0.7	2.3	1.4
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	2.5	4.3	12.6	11.7
Distributable cash flow attributable to Sisecam Resources LP	$13.2	$5.6	$29.0	$17.0

(a) Distribution coverage ratio is calculated as distributable cash flow attributable to Sisecam Resources LP divided by total distributions to limited partners unitholders and general partners.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q4-2021	Q4-2021	Q3-2021	Q2-2021	Q1-2021	Q4-2020
Reconciliation of Net income to Adjusted EBITDA:
Net income	$51.4	$23.6	$15.4	$6.8	$5.6	$12.7
Add backs:
Depreciation, depletion and amortization expense	31.6	7.8	7.4	7.7	8.7	8.0
Interest expense, net	5.0	0.9	1.3	1.5	1.3	1.3
Equity-based compensation (benefit) expense, net of forfeitures	0.5	0.1	—	0.3	0.1	(0.2)
Adjusted EBITDA	88.5	32.4	24.1	16.3	15.7	21.8
Less: Adjusted EBITDA attributable to non-controlling interest	44.6	16.2	12.1	8.3	8.0	11.2
Adjusted EBITDA attributable to Sisecam Resources LP	$43.9	$16.2	$12.0	$8.0	$7.7	$10.6

Adjusted EBITDA attributable to Sisecam Resources LP	$43.9	$16.2	$12.0	$8.0	$7.7	$10.6
Less: Cash interest expense, net attributable to Sisecam Resources LP	2.3	0.5	0.6	0.7	0.5	0.7
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	12.6	2.5	3.2	4.4	2.5	4.3
Distributable cash flow attributable to Sisecam Resources LP	$29.0	$13.2	$8.2	$2.9	$4.7	$5.6

Cash distribution declared per unit	$0.990	$0.650	$0.340	$—	$—	$—
Total distributions to unitholders and general partner	$20.3	$13.4	$6.9	$—	$—	$—
Distribution coverage ratio	1.43	0.99	1.19	N/A	N/A	N/A

CONTACTS:

Sisecam Resources LP

Investor Relations
Ahmet Tohma
Chief Financial Officer
(770) 375-2321
atohma@ciner.us.com